Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:
March 17, 2009
Company:
National Bancshares Corporation
112 West Market Street
Orrville, Ohio 44667
Contact:
David C. Vernon
President and CEO
Phone:
330.682.1010
Fax:
330.682.4644

NATIONAL BANCSHARES CORPORATION DECLARES FIRST QUARTER DIVIDEND

ORRVILLE, Ohio, March 17, 2009 ~ The Board of Directors of National Bancshares Corporation (OTC: NBOH) today declared a quarterly cash dividend of $0.08 per share for the first quarter 2009. This dividend is payable on April 17, 2009 to shareholders of record as of March 31, 2009.

The first quarter dividend of $0.08 represents a 50% reduction in the regular quarterly dividend. `National Bancshares Corporation`s subsidiary, First National Bank, has been a conservatively managed bank since 1881 and we are strong because we are not burdened with any of the sub-prime loan problems confronting our industry today. Nevertheless, this is not a business as usual economic environment` said David C. Vernon, President and CEO. `2009 earnings will be negatively impacted by a $1 million increase in the cost of FDIC insurance and because it is prudent, in this economic environment, to build the Allowance for Loan Losses` added Vernon. `The Board of Directors felt it was important to conserve capital by reducing the dividend until such time as economic stability is achieved and the outlook for credit and business becomes clearer` said
John W. Kropf, Chairman of the Board.

National Bancshares Corporation is the holding company for First National Bank a federally chartered national bank formed in Ohio in 1881. First National Bank has thirteen offices in Orrville, Wooster, Massillon, Apple Creek, Dalton, Kidron, Lodi, Mt. Eaton, Seville and Smithville. Additional information is available at www.fnborrville.com.



Forward-looking Statements: This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Companys filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended
December 31, 2007. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.